Exhibit 99.1

Actively and Steadily Move Forward Tri-networks Integration

With Close Cooperation and Practical Efforts

——Speech on the Keynote Report of 2011 CCBN

March 22, 2011

Distinguished guests, ladies and gentlemen：

The annually-held CCBN will soon be started, I want to avail myself of this opportunity to express warm greeting to the opening ceremony of CCBN on behalf of Cai Fuchao, Vice Minister of Propaganda Department of CPC and Director of State Administration of Radio, Film and Television (SARFT for short). I also want to express warm welcoming to domestic and oversea manufacturers and friends participating in the exhibition, and express hearted gratitude to all the people who have contributed to prosperous development of China’s radio, film and television industry.

With great progress of China’s radio, film and television industry, CCBN has already be successfully held for 18 years and seen constant expansion in scale, constant innovation in ideas and constant increase in influence power. The 19th-anniversary CCBN sets a new record with over 1000 participating companies and organizations from more than 30 countries and regions. CCBN has become the biggest exhibition for radio, film and television technology and equipment in Asia. It has also become an important platform for issuing industry policy, exhibiting latest technology and conducting international exchanges. I sincerely hope that CCBN will better play its bridging role and make continuous contributions to healthy development of China’s radio, film and television industry.

This exhibition sets as its core ideas “innovation, integration and service” and as its theme “move forward tri-networks integration, share promising future”. The exhibition theme is very proper, for it complies with central government’ requirement and people’s demand, and also conforms to development trend of information-orientation and objective laws of radio, film and television development. In recent years, with rapid development of science and technology and accelerated pace of economic globalization, the way in which information is transmitted has undergone significant changes from single modes to diversified modes, from resource monopoly to resource sharing, and from isolated system to open system. Integration of telecommunications network, radio, film & television network and Internet take places just against this background. The so-called tri-networks integration means that telecommunication network, radio, film & television network and Internet converges in their technical functions and business scope when stepping towards broadband communication network, digital TV network and next-generation Internet. Network interconnection and resource sharing can provide users with diversified services like voice, data and broadcasting functions. Therefore, tri-networks integration has become an important way for the information culture industry to realize its core ideas of “innovation, integration and service”. It also represents the future development direction of the information culture industry including radio, film and television. Tri-networks integration sets foot on development and aims at meeting people’s needs, which means that the way towards tri-networks integration with Chinese characteristics is an important representation of implementing scientific outlook of development.

Distinguished guests, ladies and gentlemen：

Tri-networks integration is a significant strategic decision made by CPC central committee and State Council to push forward the culture industry as a backbone industry of national economy. This decision is made under the guidance of scientific outlook of development and in accordance with China’s situation and development trend of global information industry. Therefore, we must put tri-networks integration into action and harvest fruits.

    1. CPC central committee and state council attach great importance to tri-networks integration and put it on an important agent in the new-times national development strategy

China is among the earliest countries that recognized and put forward tri-networks integration. Facing with the trend of economic globalization and global informationization, CPC central committee clearly and timely posed the idea of moving forward tri-networks integration in 16th and 17th party congress report, and listed it into national “10th Five-Year Plan” and “11th Five-Year Plan”. On April 29, 2009, State Council held the 60th standing meeting and pushed tri-networks integration on a fast track. Under the organization and coordination of State Council’s General Office, Ministry of Industry and Information Technology and State Administration of Radio, Film and Television set up a joint workgroup to draft overall plan of tri-networks integration. Over repeated discussions and revisions, consensus has reached over some important issues. On January 13, 2010, Premier Wen Jiabao chaired the 97th standing meeting of State Council, on which Overall Plan to Move Forward Tri-networks Integration was reviewed and approved. According to the Overall Plan, Pilot Plan for Tri-networks Integration was drafted and promulgated by State Council’s General Office on June 9, 2010. Later, under the leadership of provincial and municipal governments, each pilot region (city) formulated implementation plan and quickly made various preparations. Thus the tri-networks integration work stepped into substantial promotion stage. The 12th Five-Year Plan on National Economic and Social Development reviewed and approved by the Fourth Plenary Session of 11th National People’s Congress clearly stipulated to push forward the culture industry as the backbone industry of national economy and to realize integration of telecommunication network, radio, film & television network and Internet and build broadband, integrated and secure next-generation state information infrastructure during the 12th Five-Year period. Therefore, it is an important task at present and some time to come for economic and social development to accelerate tri-networks integration, and tri-network integration is also an important mission for the radio, film and television system.

    2. Set foot on the first priority---development, accelerate tri-networks integration, and promote overall development of national politics, economy, culture and society.

Tri-networks integration is conductive to rapidly enhancing state’s informationization level and promoting innovation and application of information technology. Tri-networks integration is a necessary trend for integrated development of modern information technology, an internal demand by future development of modern information technology, and an urgent demand by national economy and social informationization. Compared with ordinary technology and industry, information technology and industry are characterized with highly innovation, penetration and radiation. Tri-networks integration is an important method for enhancing informationization level in an all-round way. It is conductive to promoting innovation and application of national information technology, better participating in global information technology competition, gaining the upper hand in future information technology, pushing forward industrialization and modernization with informationization, driving adjustment of economical structure, optimizing and upgrading industrial structure. It is also helpful for rapidly enhancing national informationization level, forging ahead construction of innovative country, and future elevating strategic status and role of informationization in economic and social development.

Tri-networks integration is conductive to innovating the way in which information is transmitted, extending information transmitting scope, and promoting prosperous development of Chinese culture. Change in the information transmitting way brought by tri-networks integration will give rise to new demands, new services and new modes and will give birth to numerous transmitting means, various receiving terminals and diversified business models, thus bringing revolutionary influence to information transmitting ideas, production way, business model, service mode, mechanism and system,  including radio and television. Tri-networks integration will help stimulate innovation in propaganda and business and promote digital and network-based transmission of excellent radio, film and television products. It will also help expand information transmitting channel, enrich information contents and enhance information transmitting efficiency by the help of new technology, and will improve service effects, promote prosperous development of Chinese culture, and safeguard China’s cultural security.

Tri-networks integration is conductive to driving development of related industries, cultivating new economic growth points, and meeting people’s demands for diversified services. Tri-networks integration is an important task for cultivating emerging industry of strategic significance. It is also of significant value for transforming economic developing mode and for realizing optimal adjustment of industry structure. Tri-networks integration can stimulate development of related industries like information service, electronic product manufacturing and software, and provide great driving and supporting power for finance, education, health care and other related industries. It is conductive to breaking monopoly and ushering in competition. Through technical innovation and business innovation, tri-networks integration can bring to customers more diversified products, better services, lower prices and more convenience, thus satisfying peoples’ increasingly diversified demands for production and life services, stimulating domestic consumption and forming new economic growth points. Tri-networks integration can also promote R&D on Internet of things and stimulate development of intelligent family.

It must be pointed out that tri-networks integration is not union of three networks, nor replacement of one network by other networks; instead, it is integration of three networks’ business, i.e. each network can develop numerous businesses. For example, users can make a phone call or surf the broadband Internet through the cable TV network, or watch TV through the telecommunication network. No matter historic reason or development requirement, basic networks will co-exist for a long time. Tri-networks integration is a progressive process, of which we should have a clear understanding.

    3. Reasonably coordinate domestic and international situations, scientifically learn foreign experience in tri-networks integration, and firmly grasp the development trend of global information industry

   As a fruit of rapid development of IT and network technology, tri-networks integration is a new topic for every country. To adapt to the development trend of technology, countries in Europe, USA and Asia-pacific region, began to study and adopt many methods to push forward tri-networks integration in 1990s.

Viewed from foreign experience, cable TV network in many countries in USA and Europe have completed digitalized and dual-direction reconstruction in terms of radio and television, and the cable TV network has become an ideal media for information highway by making full use of its advantage in bandwidth. Apart from providing more than 100 television programs and dozens of high-definition television programs, cable TV network in USA also provides telephone and broadband Internet service. About one half of broadband users in USA enjoy Internet services through the cable TV network. In Europe, about one quarter of cable TV users make phone call and surf the broadband Internet through the cable TV network. Viewed from the USA and Europe’s cases, users of broadband Internet and telephone service based on cable TV network have reached a great scale and their market shares are increasing each year. In these countries, cable TV network companies have become important providers for Internet and telephone services.

In terms of telecommunication, telecommunication companies in USA and Europe have comprehensively reconstructed and upgraded their existent networks or built new FTTH network for pushing forward tri-networks integration. Some telecommunication companies have begun to provide triple services, i.e. one operator provides three business services of telephone, television and Internet on the same or different network under the same brand.

As an open network linking system, Internet not only exists in a specific physical network, but also can be carried by telecommunication network and radio, film & television network. Due to technical limitation in early time, Internet could only provide simply text information and pictures. Today, Internet can transmit audio and video contents of relatively high quality. With rapid development of broadband technology and extensive application of fiber, next-generation Internet can provide voice, data and video services of better quality.

●	Basic measures taken by foreign countries to push forward tri-networks integration are shown as follows:

Firstly, reinforce legislation and strengthen efforts in policy implementation. EU and Countries like USA and Britain have amended or issued related laws for meeting development requirements of electronic communication technology and industry, thus pushing forward tri-networks integration with law guarantees.

  Secondly, restrict monopoly and maintain fair competition environment. Related state supervisory bodies exercise asymmetric supervision based on division between incumbent operators and new competitors, with an emphasis on preventing incumbent operators from restricting their competitors with their control status, or from forming monopoly, disrupting fair competition and public interests by abusing their market influence. Meanwhile, these supervisory bodies provide policy support for the new competitors in order to form a fair competition environment as soon as possible.

   Thirdly, recognize difference and formulate separate supervision policies. Although tri-networks integration breaks the mutual isolation between telecommunication and radio, film & television, the indispensable internal characteristics and operation laws of the two networks still exist. The reason is simple: telecommunication is fully market-oriented and is an important economic industry, while radio, film and television industry owns a very obvious feature of dual values: economy and culture. Therefore, each country fully considered difference between the internal attributes of telecommunication and radio, film & television when formulating supervision policies. Many countries exercise separate supervision, prescribe different access conditions and take different supervision measures.

   Fourthly, progress and implement step by step. USA and European countries did not push forward tri-networks integration at one stroke. Instead, they have followed the principle of progressing step by step during the past over 10 years beginning from the mid of 1990s. In accordance with technical development and market changes, they have innovated mechanisms and system, modified and improved related policies and laws, actively cultivated market’s main body and competitors, reinforced legislation, and strengthened supervision, thus gradually developing a fair and orderly market environment and competition pattern.

Generally speaking, in the era of information, all the people around the world hope to gain more channels for obtaining information and numerous services in voice, data and video, and they all hope for flexible realization of customization and combination of different businesses. The users’ objective demands have brought a vast market to tri-networks integration, thus serving as a prime drive for pushing forward tri-networks integration. Meanwhile, rapid development of such new and high technology as communication technology, digital technology, IP technology and software technology have made it possible for all the three networks of telecommunication , radio, film & television and Internet to carry transmission of voice, data and video signals, thus laying a solid technical foundation for tri-networks integration.

In China, radio, film & television system and telecommunication system have actively made some exploration in tri-networks integration in recent years. Broadband-oriented reconstruction in China’s telecommunication network has embarked on a fast track and can gradually deliver television programs to family users. The digitalization and dual-direction reconstruction of China’s cable TV network are also in quick progress, providing a good foundation for participation of cable TV network in tri-networks integration. In recent years, radio, film & television companies and telecommunication companies in some China’s cities have began to conduct tests in businesses like online television, IPTV, mobile TV phone, mobile multi-media radio and TV, access to Internet through cable TV network, all of which have received popularity from the people, produced positive social and economic benefits, and accumulated favorable experience in pushing forward tri-networks integration at a larger scale and higher level. China has basically owned technical conditions, network foundation and market space, and it has entered into a critical period for accelerating tri-networks integration progress.

Distinguished guests, ladies and gentlemen：

To actively and steadily move forward tri-networks integration, we must exercise related spirits of CPC central committee and State Council in an all-round way, explore a tri-networks integration mode that conforms to China’s situations, and find a road to moving forward tri-networks integration with Chinese characteristics.

    1. We should adhere to Chinese characteristics and to the overall idea of “subordinating to state interest and people’s interest and respecting scientific laws” in order to ensure correct direction of tri-networks integration. The overall plan and pilot plan of State Council is the policy basis and starting point for piloting tri-networks integration work. The spirits of the overall and pilot plan is mainly reflected in the following two aspects:

Firstly, we should adhere to Chinese characteristics when moving forward tri-networks integration. “To explore and develop a tri-networks integration mode that conforms to China’s situations and find a road to moving forward tri-networks integration” is the essence of State Council’s overall and pilot plan. Due to difference between situations in China and western countries, China’s media policy and network development status differ from those of foreign countries, which determines that China should not copy other countries’ mode in tri-networks integration and that China can only find its own road. The most important point of “Chinese characteristics” means to adhere to correct direction of public opinions and propaganda; to adhere to unification of economic and social interests, with an emphasis on social interests; to ensure that radio and television broadcasting organs shall be responsible for IPTV and mobile TV integrated broadcasting and controlling platform; and to guarantee cultural security, information security and social stability.

Secondly, we should adhere to the overall idea of “subordinating to state interest and people’s interest and respecting scientific laws” when moving forward tri-networks integration. We should base our work on overall situation of the country and people’s interests, and well balance between immediate interest and long-term interest, between ministry’s interest and state and people’s interests. We should ensure that immediate interests are subordinated to long-term interests, and ministry’s interests to state and people’s interests. We shall act in accordance with laws.

According to the above spirits for moving forward tri-networks integration, we shall correctly grasp and comprehensively exercise CPC central committee and State Council’s series of directives and spirits concerning tri-networks integration, and base our work on China’s situations and fundamental interests of the broad masses of people. We shall energetically push forward dual-direction access of radio & television businesses and telecommunication businesses, accelerate construction of laws, regulations, policies and system, promote innovation in system and mechanism, and stimulate coordinated development of information industry, culture industry and social undertakings. We shall strengthen and improve management over network and information, improve and perfect management over culture, public opinions and propaganda, and ensure information security and cultural security. We shall strengthen overall plan, focus on long-term development, trace international leading technology, determine reasonable, advanced, and practical technical roadmap, steadily move forward related work like network construction, business application, industry development, supervision and management. We shall also explore and develop a tri-networks integration mode that conforms to China’s situations, find a road to moving forward tri-networks integration with Chinese characteristics, for the purpose of constantly satisfying people’s growing material and cultural needs, endeavoring to elevating their living quality and standard, and promoting sound and rapid development of economy and society.

    2. We shall abide by 5 basic principles to ensure smooth implementation of tri-networks integration. According to requirements by overall and pilot plan of tri-networks integration, we shall observe the following 5 principles for better moving forward tri-networks integration:

Firstly, we shall proceed with confidence and move forward tri-networks integration in an active and steady way. Tri-networks integration is of great significance. It is inevitable and necessary. The conditions for tri-network integration are in the position for us to steadily and firmly push forward tri-network integration and harvest fruits as soon as possible. Meanwhile, we shall fully consider possible difficulties and have courage to overcome difficulties. We shall accelerate reforms in system and mechanism, and accomplish all tasks in a meticulous and deep-going way. We shall actively and steadily organize and implement tri-networks integration.

Secondly, we shall highlight the key tasks and give priority to pilot work. Tri-network integration concerns many aspects and is closely connected with life and work of broad masses of people in particular. Therefore, we shall not be eager for quick success. We shall place emphasis on dual-direction access of radio & television businesses and telecommunication businesses, cultivating qualified market main bodies, network upgrading and reconstruction. In accordance with the requirement of “the easy goes before the hard, give priority to pilot work, progress step by step, work in a down-to-earth manner”, we shall move forward tri-networks integration according to plan and schedule and ensure that the work will have substantial progress.

Thirdly, we shall strengthen overall plan and share resources. Construction and reconstruction of communication transmission network and radio & television transmission network shall be listed in National Key Information Infrastructure Construction Program, which will be conductive to strengthening overall plan and scientific verification. We shall also provide more policy support for realizing network interconnection and resource sharing, thus enhancing network utilization rate and avoiding repeated construction.

Fourthly, we shall exercise separate supervision and seek common development. Supervisory bodies for radio & television and telecommunications shall exercise separate supervision over companies undertaking radio & television businesses and companies dealing in telecommunication businesses according to their own responsibilities, thus jointly maintaining fair, orderly and standardized market environment. Radio & television companies and telecommunication companies shall cooperate with each and complement each other’s advantage for realizing common development.

Fifthly, we shall strengthen management and guarantee security. We shall practically exercise management over network information security and cultural security by improving and perfecting supervision methods to reinforce inter-bureau coordination and guaranteeing security in network information and culture.

3. We shall ensure that tri-networks integration shall be carried out in accordance with the requirements by general objective and main missions. According to the plan requirements, general objective of tri-network integration by 2015 is: integrated development of telecommunication network, radio & television network and Internet will be realized, new information products and services will constantly emerge, network utilization rate will be greatly enhanced, technological innovation capability will be significantly improved, national economy and social informationization level will be quickly elevated, network information security and cultural security will get more guarantees, information industry, culture industry and social undertakings will be further developed, socialist culture will receive greater prosperity, and masses of people will enjoy richer, faster and cheaper information and culture services.

o In accordance with the general objective, tri-networks integration has the following 4 missions:

Firstly, push forward dual-direction access of radio & television businesses and telecommunication businesses. In accordance with dual-direction access requirement by the overall plan and pilot plan, radio & television companies and telecommunications companies should develop related businesses. Qualified radio & television companies can operate value-added telecommunication businesses, basic telecommunication businesses governed by the same management methods for value-added telecommunication businesses, cable TV network-based Internet access, value-added Internet data transmission services and domestic IP telephone services. Supervisory body for radio & television shall be responsible for IPTV and mobile TV integrated broadcasting and controlling services, which shall also be guided by the propaganda authorities. Under supervision by related authorities, qualified state-owned telecommunication companies can make radio and television programs except current politics programs, transmit audio & video program signal over Internet, relay broadcast audio & video news concerning current politics, and make public Internet audio & video programs, IPTV transmission services and mobile TV distribution services.

Secondly, strengthen network construction and reconstruction and overall plan. Radio & television system shall place emphasis on accelerating construction and integration of cable digital television network, promoting digitalization and dual-direction reconstruction of cable TV network, rapidly cultivating and developing qualified market main body, establishing state-level cable TV network companies, realizing unified plan, construction, operation and management of cable TV network across the nation, and building an industry pattern with proper competition. Telecommunication system shall place emphasis on moving forward construction of telecommunication broadband projects, accelerating construction of telecommunication broadband network, realizing fiber to family in cities and towns, expanding coverage of broadband network in rural areas and comprehensively increasing network technology level and business carrying capability. Meanwhile, related parties should realize overall plan, joint construction and resource sharing for radio & television network and telecommunication network, study and formulate methods for overall plan, joint construction and resource sharing, make full use of existing information infrastructure, give full play to advantages of various networks and transmission ways, thus avoiding repeated construction and realizing efficient utilization of resources like network. Network construction meeting requirements for overall plan, joint construction and resource sharing shall be listed urban and rural development plan, land utilizing plan and state investment plan.

Thirdly, strengthen supervision over network information security and cultural security. We should practically exercise management responsibilities for network information security and cultural security. In accordance with the principle of localized management, who is in charge and who is responsible, who reviews and approves and who supervises, who operates network and who manages network, related parties shall improve management over network information security and cultural security, and practically exercise security supervision responsibilities for guaranteeing network information security and cultural security. We shall rely on technical advancement and constantly improve management abilities, thus providing support for guaranteeing network information security and cultural security.

Fourthly, practically push forward industry development. We shall develop emerging industry and make innovation in industry forms and marketing modes for promoting rapid development of culture industry, information content industry, information service industry and other modern service industries. We shall strengthen efforts in R&D and production of information technology products, work hard to overcome difficulties of core technologies needed by tri-networks integration, accelerating R&D of basic products like integrated circuit, software and key components that meet requirements by tri-network integration, develop application products like dual-direction digital television, multi-media terminal and intelligent family equipment, push forward R&D and industrialization of broadband information technology products, and drive coordinated development of upper stream and lower stream in the industry chain. We shall speed up in establishing national standard system that conforms to tri-network integration. In the process of standard formulating, priority shall be given to guaranteeing network information security and cultural security.

Distinguished guests, ladies and gentlemen：

As one of the participating entity of tri-network integration, radio, film and television should adhere to following the general principle of subordinating to state and people’s interests and respecting scientific laws. In later work, we should grasp correct direction, highlight key tasks, provide more support, intensify management and further accelerate progress of tri-network integration.

SARFT attaches great importance to tri-networks integration and have actively and carefully moved forward the integration work in accordance with State Council’s overall plan and pilot plan for moving forward tri-networks integration. Since 2010, we have completed the following main tasks: firstly, accelerate construction of IPTV, mobile TV integrated broadcasting and controlling platform and supervision system with nationally unified plan, standard, organization and management; secondly, speed up in pushing forward integration, digitalization and dual-direction reconstruction of cable TV network and construction of NGB; thirdly, actively prepare and set up China Broadcast & Television Network Corporation; fourthly, actively make preparations for pilot work of dual-direction access.

   At present and for some time to come, radio & television system across the nation will make it an important mission to move forward tri-networks integration as a way to act in the spirits of Fifth Plenary Session of 17th CPC Central Committee and to carry out “12th Five-Year Plan”, and carefully carry out each specific task stipulated by overall plan and pilot plan for tri-networks integration in accordance with the general principle of “find a road to developing tri-networks integration wit Chinese characteristics” and “subordinating to state and people’s interest and respecting scientific laws”. We will do all work in a down-to-earth manner for ensuring smooth implementation of tri-networks integration. We will continue to complete the following main tasks:

    1. Oriented towards integration, plan traditional and new media as a whole, strengthen content innovation and develop new industry forms and new services. At present, development of China’s radio, film and television has entered in a new stage, with program broadcasting and producing capability reaching a new level. Across the nation, 3985 radio programs, 178 paid radio and television programs and 16 high-definition television programs are launched. Broadcasting time of radio and television programs respectively reaches 12,270,000 hours and 15,780,000 hours. In 2010, there were 14,000 episodes of TV shows, ranking in the first place in the world; there were 526 story films, ranking in the third place in the world; there we 220,000 minutes of movie and TV cartoons, with an increase by over 4 times compared with 2005. Meanwhile, we must soberly recognize that integrated development of traditional and new media is an inevitable trend in the development of future radio, film and television, and it is a necessary requirement of radio, film and television’s core competitive power to develop content industry and creative industry and improve program quality. We shall start from the high level of consolidating and expanding propaganda battlefields, enhancing guiding ability of public opinions and satisfying people’s needs, to place on a more prominent position construction of new media and the idea of “enriching contents and enhancing quality”. We shall work hard to make new breakthrough in media integration, with an emphasis on construction and management of IPTV, mobile TV integrated broadcasting and controlling platform. We shall elevate development level of network-based radio and television services and mobile multi-media radio and television services, actively develop new industry forms and new services like high-definition television, video on demand, online payment, visual interaction and integrated information query, thus satisfying people’s growing mental and cultural needs with diversified varieties, levels and aspects.

We shall carefully conduct construction and management of IPTV and mobile TV integrated broadcasting and controlling platform. As a new media business of radio and television, IPTV and mobile TV integrated broadcasting and controlling platform shall be built and managed by radio and television broadcasting organs that shall be responsible for unified integration and broadcasting monitor of programs and for management over EPG, user terminal, charges, copyrights and etc according to the overall plan and pilot plan for tri-networks integration. For management over user terminals and charges, the cooperation parties shall determine related terms through negotiation. Telecommunication companies can provide programs and EPG list, which can be listed in program source and EPG after being examined by radio and television broadcasting organs. On the precondition that broadcasting security can be guaranteed, radio and television broadcasting organs and telecommunication companies can explore various modes for joint venture and partnership, thus giving full play to every party’s advantages and initiatives.

To meet requirements concerning construction and management of IPTV and mobile TV integrated broadcasting and controlling platform stipulated in the overall plan and pilot plan for tri-networks integration, State Administration of Radio, Film and Television especially promulgated in July 2010 SARFT Notice on Issues Concerning Construction of IPTV Integrated Broadcasting and Controlling Platform in Pilot Areas for Tri-Networks Integration (SARFT [2010] NO.344) and SARFT Notice on Issues Concerning Construction, Operation and Management of Mobile TV Integrated Broadcasting and Controlling Platform (SARFT [2010] No.74), which prescribed specific requirements for platform construction, operation and management.

SARFT No.344 article strictly acts in the spirits of the overall plan and pilot plan for tri-networks integration and requires that construction of IPTV integrated broadcasting and controlling platform should be jointly conducted by CCTV (CNTV in particular) and local television stations in accordance with nationally unified plan, standard, organization and management. Meanwhile, CCTV and the unit jointly established by CCTV and local TV stations shall negotiate and sign contract in union with telecommunication companies responsible for IPTV transmission. External broadcasting names shall be unified, and graded operation and management of IPTV integrated broadcasting and controlling chief platform/sub-platform shall be conducted. Approved by SARFT, operation and management system and technical structure of Shanghai Media Group’s established IPTV integrated broadcasting and controlling platform have already been improved in accordance with SARFT No.344 article and the platform will continue its operation. At present, the 12 pilot cities and regions have basically completed construction of local IPTV integrated broadcasting and controlling sub-platform and realized interconnection between sub platform and chief platform, thus laying a good foundation for pilot work of tri-networks integration.

During the pilot period, the radio and television broadcasting organs who have already obtained license for mobile TV integrated broadcasting and controlling services from SARFT will reconstruct, improve, operate and manage the mobile TV integrated broadcasting and controlling platform in accordance with spirits and related requirements of the tri-networks integration plans. In the course of platform construction and reconstruction, radio and television broadcasting organs holding license for mobile TV integrated broadcasting and controlling services shall strengthen cooperation and resource integration.

We shall speed up development of online radio and television. In recent years, audio and video programs on Internet have undergone rapid and standardized development. At present, SARFT have already approved 598 service units for audio and video programs on Internet. In response to online radio and television services conducted in numerous cities, SARFT formulated and promulgated in May 2010 SARFT Notice on Issues Concerning Opening Online Radio and Television (SARFT [2010] No.43), which stipulates nature, positioning, opening conditions and application requirements of online radio and television for supporting qualified radio and television broadcasting organs to open online radio and television program. Currently, SARFT have already approved 11 online radio and television stations including CNTV. On one hand, we actively encourage such mainstream medias as radio and television stations to launch online radio and television services. CNTV, CNBN, CIBN and China Film Group, in particular, should play the leading role in making enterprises big and powerful and building brands. On the other hand, we also actively encourage service units for audio and video programs on Internet to launch their services in accordance with laws and undergo steady development. Broadcasting management and copyright management of audio and video programs on Internet shall be practically strengthened for promoting orderly and healthy development of this industry.

We shall speed up development of multi-media mobile broadcasting. Currently, CMMB has covered 331 cities and provided many programs, with nationally unified operation system being established. In the next stage, several things will be done: firstly, increase coverage to satisfy requirements by constant development of new services; secondly, further increase depth and width of coverage so that coverage can be extended from cities to counties, and enhance in-depth coverage of important sites and indoor users; thirdly, strengthen R&D of new technologies and new services, enrich program contents, innovate business forms, reinforce extensive application of new services, and constantly improve service quality and level.

We shall actively develop new industry forms and new services. An important mission of tri-networks integration is to make full use of integration technology to place on a prominent position content innovation and industry form innovation, new services characteristic of new technology in particular, for satisfying people’s individualized and diversified needs for innovation and uniqueness. Therefore, we shall strengthen efforts in program production guidance, and energetically develop content industry and creative industry. We shall launch diversified services like high-definition television, video on demand, online payment, visual interaction, recreation and games, online education and integrated information query. Meanwhile, we shall launch related telecommunication services in radio and television network according to requirements in the overall plan and pilot plan for tri-networks integration. Through development of new services, we shall develop radio and television network into an information network that centers on video services and provides various integrated services.

2. With an emphasis on digitalization, we shall strengthen technical innovation, speed up digitalization process of radio and television station, accelerate digitalization and dual-direction reconstruction of cable TV network, and expand pilot work for NGB. Technical advancement is the basis for tri-networks integration and digitalization is the key for moving tri-networks integration in radio and television. Radio, film and television administration authorities at each level shall increase sense of urgency, mission and responsibility, further strengthen technical innovation and speed up digitalization progress of radio, film and television.

We shall further speed up digitalization and network-oriented progress of radio and television stations for enhancing program producing and broadcasting capability. In 2010, radio and television broadcasting organs produced 6,720,000 hours of radio programs and 2,650,000 hours of television programs across the nation. Currently, the following four things should be done for enhancing program producing and broadcasting capability and program management level: firstly, move forward digitalization and network-oriented reconstruction of radio and television stations in the sub-provincial cities and prefecture-level cities based on current conditions that central and provincial stations have basically realized digitalization and network-oriented reconstruction. By 2015, digitalization and network orientation will be basically realized. Secondly, speed up building high-definition television producing and broadcasting capability. This year, we will strive to make high definition broadcasting rate and synchronous broadcasting rate of high definition and standard definition programs on the high definition and standard definition synchronous broadcasting channels both reach 100%. Meanwhile, we will encourage qualified television stations to open high definition and standard definition synchronous broadcasting channels. By 2015, prefecture-level and higher television stations will realize high definition in their main channels when conditions are mature. Thirdly, speed up building integrated producing and broadcasting system oriented towards many broadcasting platforms and various user terminals, provide cross-platform and cross-system radio and television programs and services, work hard to make radio and television station become the platform and gateway for on demand programs, further revitalize program inventory of each station, and give full play to content advantages of radio and television programs. Fourthly, improve copyright management and service system for radio and television programs, and begin from IPTV digital copyright management system to build and perfect digital copyright management system for radio, film and television programs broadcast on corresponding platforms.

We shall further speed up digitalization and dual-direction reconstruction of radio and television network, promote network interconnection and upgrading, and push forward NGB construction. By the end of last year, fiber optic trunk cable of cable TV had been as long as 3,330,000 km and the number of cable TV users had reached 187 million, in which 87.99 million were digital television users and nearly 50 million were dual-direction coverage users. By the end of this year, large and medium-sized cities will have basically realized dual-direction network coverage. By 2015, county level and higher radio and television network will have realized digitalization, and 80% will have basically realized dual-direction coverage. Meanwhile, we will speed up construction of business distribution and exchange platform as well as operation and management support system, push forward interconnection and resource sharing in nationwide cable network, and gradually realize unified plan, construction, operation and management in cable TV network across the nation. This year, we will first realize interconnection and resources sharing in the 12 pilot regions (cities) for tri-networks integration, unify standard, settlement and management in cross-network businesses, enhance intensive and scale operation level, and start in step construction of NGB demonstration areas.

    3. We shall guarantee security, strengthen supervision over network information security and cultural security, and ensure that the contents are under control and management. To guarantee security is the basis and precondition for smooth implementation of tri-networks integration. To move forward tri-networks integration, we must maintain national culture and information security. Radio and television administration authorities at each level shall make a full understanding of the importance of culture and information security in tri-networks integration, practically exercise supervisory responsibilities, strictly carry out localized management, guarantee culture and information security throughout the whole process of tri-networks integration, establish and prefect related security supervision organs and systems. We shall list IPTV and mobile TV into safe broadcasting management, and fulfill the two plans’ requirements: radio and television administration organs should be responsible for integrated broadcasting and controlling, telecommunication authorities for transmission and distribution. We shall ensure that program source can be controlled by IPTV and mobile TV integrated broadcasting and controlling platforms, so that security in broadcasting contents and transmission can be guaranteed, thus practically protecting people’s rights and interests and promoting healthy and orderly implementation of tri-networks integration.

    4. We should rely on system to accelerate mechanism innovation, speed up integration of cable TV network, reinforce interconnection between radio & television station and network, and explore an effective mode for tri-networks integration. Tri-networks integration is a pioneering undertaking and will break through separate and graded pattern existing in the tradition of radio and television. It will bring revolutionary influence to radio and television’s transmission ideas, production way, business form, service mode, management method, system, mechanism and etc. Based on sufficient studies, we shall formulate and perfect management policies and system that conform to China’s situations, further speed up innovation in system and mechanism, and increase development drive.

   We should accelerate integration of cable TV networks for realizing scale, intensive and industrialized development. In accordance with the principle of “maintaining inventory, increasing increment, administrative promotion and market operation”, we will actively move forward integration of cable TV networks with decentralized operation across the nation. Currently, more than 20 provinces (regions, cities) have completed network integration within the province, and we will increase integration efforts this year to meet the preset objective as soon as possible. Meanwhile, based on extensive public consultation, SARFT has formed basic ideas and preliminary plan for building state-level radio and television network company. Now we are consulting with related departments and ministries for reaching consensus as soon as possible and reporting for approval. Once the state level radio and television network company is approved, it will be officially established as soon as possible and serve as radio and television network’s market main body in participating in tri-networks integration. We will promote unified plan, construction, operation and management of nationwide cable TV network and actively launch businesses related to tri-networks integration.

We should practically strengthen cooperation across the whole system. Tri-networks integration is concerned with the relationship between radio & television station and transmission coverage network, and with relationship between different levels within the radio & television system. We will further strengthen cooperation between central authorities and local authorities, station and station, network and network, station and network to unite and form a joint force for making all the system participate in tri-networks integration. Radio and television administration authorities at all levels should strengthen unified plan in policy marking, organization and coordination for promoting cooperation between station and station, network and network, station and network and across regions and bureaus. Each station and network should have awareness of danger, crisis and overall situation. We should recognize our strong points and weak points and conduct close exchange, coordination and cooperation for jointly moving forward tri-networks integration.

Distinguished guests, ladies and gentlemen! It is a historical mission for contemporary radio and television undertakers and information and culture industry workers to protect state and people’s interests and realize tri-networks integration with Chinese characteristics. This year is the first year of “12th Five-Year Plan” and also a critical year for pilot work of tri-networks integration. Guided by scientific outlook of development, we should start from fundamental interests of broad masses of people, and think and act strictly in accordance with decisions made by CPC central committee. We should constantly enhance awareness of responsibility and urgency, strengthen cooperation and work in a down-to-earth manner for bringing about a new situation for tri-networks integration and finding a road to moving forward tri-networks integration with Chinese characteristics. We should energetically push forward culture industry as a backbone industry of national economy, and make new efforts and contributions to building a well-off society in an all-round way.

   Wish the exhibition a complete success. Thank you!